Exhibit 99(1)



                     [CanArgo Energy Corporation Letterhead]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

       June 6, 2000 - CanArgo announces initiatives for Caspian region

Calgary,  Alberta,  Oslo,  Norway - CanArgo Energy Corporation (OTCBB: GUSH,OSE:
CNR) announced today strategic initiatives, subject to successful financing, to solidify its enviable position in the burgeoning Caspian region.

CanArgo's strategy is based on pursing low-cost, relatively low-risk opportunities that complement its existing operations and more importantly, offer substantial upside potential. Due in no small part to its excellent reputation and government relations in the region, CanArgo has gained access to opportunities that could see it become the major energy company in the region. Some of these opportunities include :

Caspian Exploration Prospects - Following the discovery of a possible 20 billion barrel field offshore Kazakhstan in the Caspian Sea in mid May, CanArgo renewed its involvement in the two offshore exploration blocks it won in an international tender in February 1999. CanArgo anticipates participating in a seismic program on these blocks to prove up drill-ready structures in 2000. Dr. David Robson, Chairman & Chief Executive Officer commented, "I have no doubt that the Caspian will yield more giant fields. Based on the preliminary work done on our offshore blocks, we have identified several large structures. I remain very excited about the prospectivity of these blocks."

Attractive Exploration Prospects in the Republic of Georgia - CanArgo has recently reached an understanding on seismic acquisition on the Norio Block. CanArgo is presently negotiating a production sharing contract on this block, which is expected to be finalized this year. Paddy Chesterman, Vice President, Geology, reported "Based on our experience with Ninotsminda and our regional geological work, the Norio Block has the potential to yield fields analogous to the 180 million barrel Samgori field."

Investments in Downstream Activities - CanArgo intends to acquire a majority equity interest in existing downstream operations, particularly refining operations and a chain of gasoline stations. CanArgo was recently offered the opportunity to take a controlling interest in the Georgian American Oil Refinery by financing an expansion program that would include a reformer to produce high octane gasoline. The only refinery in Georgia using Western technology, it has been profitable since its inception. With the improved product stream, the refinery would dominate the refined products market in Georgia.

Michael Binnion, President and Chief Financial Officer commented, "The upside potential of the refinery and the chain of gasoline stations does not compare with the Caspian, the Norio Block and our Cretaceous drilling program with AES. However, the internal rate of return and cash flow potential from these projects are very impressive and will make solid contributions to our bottom line results."

Dr. David Robson commented "There is a window open now on opportunities in the Caspian region, but this will not stay open for long. CanArgo is well
positioned  to  seize  this  unusual  market  opportunity  and   build   on  the
achievements it has made to date. Although CanArgo does not require the funds for existing operations, I feel confident that if we successfully conclude our equity financing in the 500 million NOK range, we will be able to  deliver  substantial  value  to  our  shareholders."

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For further information, contact:

Investor Relations:

North America
Tel: +403 777 1185
Toll Free 1-888-777-7974
Email: info@canargo.com
Web: www.canargo.com

Norway
Eric Cameron, Gambit
Tel: +47 22 04 82 00
Fax: +47 22 04 82 01